EXHIBIT 10.21

Modifications to Terms of Employment with Dr. Robert I. Rudko

On April 1, 2008, Dr. Robert I. Rudko, a director and Chief Scientific Officer of PLC Systems Inc. (the “Company”), transitioned from being a full-time employee of the Company to being a part-time employee.  Dr. Rudko currently works approximately 7.75 hours per week and is compensated by the Company at a rate of $103.10 per hour (which is equal to Dr. Rudko’s previous annual salary of $214,454, divided by 52 weeks per year, divided by 40 hours per week).  As a result of his part-time status, Dr. Rudko is not eligible to receive a bonus.  In addition, Dr. Rudko’s annual car allowance has been reduced to $1,200 per annum.